Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4791

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss

(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 628-4909
Rebecca_Squires@conceptus.com

CONCEPTUS PREANNOUNCES SECOND QUARTER RESULTS – NET SALES
UP 82%; CASH BURN REDUCED

SAN CARLOS, Calif. (July 11, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control procedure, today reported preliminary financial results for the three months ended June 30, 2005.

Conceptus expects to report net sales for the second quarter of 2005 of $5.0 million, an 82% increase over net sales of $2.8 million for the second quarter of 2004 and a 30% increase over first quarter 2005 net sales of $3.9 million.  These results exceeded the Company’s second quarter net sales guidance of $4.1 million to $4.3 million.

The Company expects to report cash usage of $4.6 million for the three months ended June 30, 2005 and expects to end the quarter with a total of $19.7 million in cash, cash equivalents and restricted cash.

Net loss for the second quarter of 2005 is currently expected to be between $6.2 million and $6.5 million, compared with the net loss of $6.2 million for the second quarter of 2004 and the net loss for the first quarter of 2005 of $6.4 million. These expected results are favorable to the second quarter guidance of $6.5 million to $6.7 million.

“We are very pleased by the development, growth and strength of our business this year,” said Mark Sieczkarek, president and chief executive officer of Conceptus.  “We have significantly increased the number of sales territories since the beginning of the year which has allowed us to focus on increasing physician utilization.  The Essure procedure continues to perform extremely well and we are very excited about the change it is bringing about in women’s health care.”

The Company expects to release full results for the second quarter of 2005 and hold an investor conference call on July 27, 2005.  Details about the conference call will be forthcoming.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after three years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding second quarter 2005 results, increasing utilization, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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